Exhibit 99.3

INTRODUCTION TO
COMBINED PRO FORMA FINANCIAL STATEMENTS
(UNAUDITED)

On April 8, 2005, Illumina, Inc. (“Illumina”) completed its acquisition of CyVera Corporation (“CyVera”). Pursuant to the Agreement and Plan of Merger, dated as of February 22, 2005 (the “Merger Agreement”), by and among Illumina, Semaphore Acquisition Sub, Inc., a Delaware corporation and wholly owned subsidiary of Illumina (“Merger Sub”), and CyVera, Merger Sub merged with and into CyVera, with CyVera surviving as a wholly owned subsidiary of Illumina. Pursuant to the Merger Agreement, Illumina issued approximately 1.6 million shares (the “Shares”) of Illumina common stock, paid approximately $2.3 million in cash and assumed net liabilities of CyVera. In addition, Illumina assumed the outstanding stock options of CyVera. Approximately 250,000 of the shares referred to above (the “Escrow Shares”) were placed in escrow through April 8, 2006 and will be released in accordance with the terms of the Merger Agreement.

The following unaudited combined pro forma financial statements are based upon the historical consolidated financial statements of Illumina and the historical financial statements of CyVera and should be read in conjunction with the financial statements and the notes thereto. CyVera’s historical financial statements are included elsewhere in this filing. The fiscal period end dates are consistent with those of Illumina.

The Unaudited Combined Pro Forma Statement of Operations for the year ended January 2, 2005 combines information from the audited historical Consolidated Statements of Operations of Illumina and the audited historical Statements of Operations of CyVera for the twelve months ended January 2, 2005 and December 31, 2004, respectively. The Unaudited Combined Pro Forma Statement of Operations for the three months ended April 3, 2005 combines information from the unaudited historical Consolidated Statements of Operations of Illumina and the unaudited historical Statements of Operations of CyVera for the three months ended April 3, 2005 and March 31, 2005, respectively. The Unaudited Combined Pro Forma Statements of Operations assume the transaction closed on December 29, 2003.

The Unaudited Combined Pro Forma Balance Sheet combines information from the unaudited historical Consolidated Balance Sheets of Illumina and the unaudited historical Balance Sheets of CyVera as of April 3, 2005 and March 31, 2005, respectively. The balance sheet pro forma adjustments are presented as if the transaction closed on April 3, 2005.

The unaudited combined pro forma financial statements were prepared using the purchase method of accounting in accordance with Statement of Financial Accounting Standards No. 141, “Business Combinations.” The pro forma adjustments are described in the accompanying notes and give effect to events that are (a) directly attributable to the acquisition, (b) factually supported and (c) with respect to the statements of operations, expected to have a continuing impact.

The allocation of the purchase price is based upon preliminary estimates of the fair values of certain assets acquired and liabilities assumed as of the date of the acquisition. Management is currently assessing the fair values of the tangible and intangible assets acquired and liabilities assumed. This preliminary allocation of the purchase price is dependent upon certain estimates and assumptions, which are preliminary and have been made solely for the purpose of developing such unaudited pro forma financial statements. As a final determination of the required purchase accounting adjustments has not yet been made, the financial position and results of operations will vary, perhaps significantly, from the pro forma amounts reflected herein.

The unaudited combined pro forma financial statements presented are for information purposes only and do not purport to represent what Illumina’s financial position or results of operations as of the dates or for the periods presented would have been had the acquisition occurred on such date or at the beginning of the periods indicated, or to project Illumina’s financial position or results of operations for any future date or period.

COMBINED PRO FORMA FINANCIAL DATA

UNAUDITED COMBINED PRO FORMA STATEMENT OF OPERATIONS
For the Year Ended January 2, 2005
(In thousands, except per share data)

			Pro Forma
	Illumina	CyVera (a)	Adjustments	See Note 3	Pro Forma
Revenues	$50,583	$—	$—		$50,583
Cost of revenues	13,259	—	—		13,259

Gross profit	37,324	—	—		37,324

Research and development expenses	21,114	2,752	—		23,866
Selling, general and administrative expenses	25,080	1,203	—		26,283
Amortization of deferred compensation and other stock-based compensation charges	844	40	66		950
Litigation settlement	(4,201)	—	—	(1)	(4,201)

Loss from operations	(5,513)	(3,995)	(66)		(9,574)

Interest and other income (expense)	(712)	319	—		(393)

Net loss	$(6,225)	$(3,676)	$(66)		$(9,967)

Net loss per share, basic and diluted	$(0.17)				$(0.27)

Shares used in calculating net loss per share, basic and diluted	35,845				37,425

(a) CyVera information is for the year ended December 31, 2004.

See accompanying Notes to Unaudited Combined Pro Forma Financial Statements

UNAUDITED COMBINED PRO FORMA STATEMENT OF OPERATIONS
For the Three Months Ended April 3, 2005
(In thousands, except per share data)

			Pro Forma
	Illumina	CyVera (a)	Adjustments	See Note 3	Pro Forma
Revenues	$15,148	$—	$—		$15,148
Cost of revenues	4,599	—	—		4,599

Gross profit	10,549	—	—		10,549

Research and development expenses	5,878	766	—		6,644
Selling, general and administrative expenses	5,993	651	—		6,644
Amortization of deferred compensation and other stock-based compensation charges	57	19	16	(1)	92

Loss from operations	(1,379)	(1,436)	(16)		(2,831)

Interest and other income (expense)	144	(12)	—		132

Net loss	$(1,235)	$(1,448)	$(16)		$(2,699)

Net loss per share, basic and diluted	$(0.03)				$(0.07)

Shares used in calculating net loss per share, basic and diluted	38,347				39,927

(a) CyVera information is for the three months ended March 31, 2005.

See accompanying Notes to Unaudited Combined Pro Forma Financial Statements

UNAUDITED COMBINED PRO FORMA BALANCE SHEET
As of April 3, 2005
(In thousands)

			Pro Forma
	Illumina	CyVera (a)	Adjustments	See Note 3	Pro Forma
Assets
Cash, cash equivalents and investments	$62,061	$842	$(2,992)	(3)	$59,911
Accounts receivable, net	11,755	—	—		11,755
Other current assets	6,597	12	(700)	(4)	5,909

Total current assets	80,413	854	(3,692)		77,575

Property and equipment, net	10,831	353	(21)	(2)	11,163
Goodwill	—	—	2,070	(5)	2,070
Other assets, net	2,536	280	(30)	(2)	2,786

Total assets	$93,780	$1,487	$(1,673)		$93,594

Liabilities
Accounts payable and accrued liabilities	$15,585	$722	$50	(6)	$16,357
Notes payable, current portion	—	808	(700)	(4)	108

Total current liabilities	15,585	1,530	(650)		16,465

Deferred gain on sale of land and building	3,124	—	—		3,124
Notes payable, long-term portion	—	156	—		156
Other long-term liabilities	2,649	—	—		2,649

Total liabilities	21,358	1,686	(650)		22,394

Stockholders’ Equity
Common stock	386	4	12	(7) (8)	402
Preferred stock	—	2,500	(2,500)	(7)	—
Additional paid-in capital	196,934	3,355	11,456	(9)	211,745
Deferred compensation	(99)	(386)	187	(1) (7)	(298)
Accumulated other comprehensive income	149	—	—		149
Accumulated deficit	(124,948)	(5,672)	(10,178)	(10)	(140,798)

Total stockholders’ equity	72,422	(199)	(1,023)		71,200

Total liabilities and stockholders’ equity	$93,780	$1,487	$(1,673)		$93,594

(a) CyVera information is as of March 31, 2005.

See accompanying Notes to Unaudited Combined Pro Forma Financial Statements

NOTES TO UNAUDITED COMBINED PRO FORMA FINANCIAL STATEMENTS

1.	Estimated Purchase Price

The unaudited combined pro forma financial statements reflect a preliminary allocation of the purchase price as if the transaction had been completed on December 29, 2003 with respect to the Unaudited Combined Pro Forma Statements of Operations, and April 3, 2005 with respect to the Unaudited Combined Pro Forma Balance Sheet.

The purchase price has been allocated to the assets acquired, liabilities assumed and in-process research and development, with the excess purchase price being allocated to goodwill under the assumption the acquisition of CyVera was consummated on April 3, 2005. The final purchase price allocation will differ from that presented below due to adjustments to estimates made for registration and other transaction related costs. Other adjustments may also be necessary.

The components, and preliminary allocation, of the purchase price consisted of the following under the assumption the acquisition of CyVera was consummated on April 3, 2005:

     Consideration exchanged and estimated direct transaction costs

Fair market value of securities issued, net	$14,432,916
Cash paid	2,291,608
Estimated transaction costs	700,000
Fair market value of options assumed	393,742

$17,818,266

The fair market value of the 1,579,897 shares of common stock issued was determined based on the average closing price of the Company’s common stock for five trading days preceding, and following, February 22, 2005 (the date the transaction was announced). The Company believes that this time period gives proper consideration to matters such as price fluctuations, quantities traded and issuance costs. Based on these closing prices, the Company estimated the fair market value per share to be $9.1670. The fair market value has been reduced by $50,000 to reflect the Company’s estimate of the costs to register these shares.

Pursuant to the Merger Agreement, an aggregate of 248,496 shares of the Company’s common stock were deposited into an escrow account with a bank. The fair market value of these shares is included in the fair market value of securities issued described in the table above. For a period of one year from the closing date, these shares will be held by the bank to satisfy any claims for indemnification made by the Company or CyVera pursuant to Article IX of the Merger Agreement. To the extent that some, or all, of these shares are not required to satisfy indemnification claims, then such shares will be distributed pro rata among the CyVera stockholders.

     Allocation of Purchase Price

Cash	$842,147
Prepaid expenses	12,105
Fixed assets	332,292
Other assets	250,000
Deferred compensation	196,419
Accounts payable and accrued liabilities	(721,571)
Notes payable	(963,601)

Net book value of net assets acquired	(52,209)
Write-off of in-process R&D	15,800,000
Goodwill	2,070,475

$17,818,266

2.	In-Process Research and Development

In-process research and development (“IPR&D”) represents the valuation of acquired, to-be-completed research projects. To assist in determining the value of the IPR&D, a third-party valuation was obtained. A discounted cash flow analysis was performed, utilizing anticipated revenues, expenses and net cash flow forecasts related to the associated technology. Given the high risk associated with the development of new technology, the revenue and expense forecasts were probability adjusted to reflect the risk of advancement through the development process. Such a valuation requires significant estimates and assumptions. Management believes that the fair value assigned to IPR&D is based on reasonable assumptions. However, we cannot be sure that the assumptions will transpire as estimated. At the date of acquisition, the development of these projects had not yet reached technological feasibility, and the research and development in progress had no alternative future uses. Accordingly, these costs will be charged to expense in the second quarter of 2005.

3.	Pro Forma Financial Statement Adjustments

     (1) To record the unearned compensation (or, for purposes of the Unaudited Combined Pro Forma Statements of Operations, to record the amortization) associated with the unvested CyVera stock options assumed by Illumina.

     (2) To adjust net book value of assets to estimated fair market value.

     (3) To record the cash consideration paid.

     (4) To eliminate an intercompany loan balance.

     (5) To record the allocation of a portion of the purchase price to goodwill.

     (6) To record the estimate of the costs to register the Illumina shares issued to the CyVera stockholders.

     (7) To record the elimination of CyVera’s stockholders’ equity.

     (8) To record the issuance of 1,579,897 shares of common stock (par value $.01) to the CyVera stockholders

     (9) A breakout of the detail is as follows (in thousands):

Elimination of CyVera’s additional paid-in capital	(3,355)
Additional paid-in capital associated with shares issued	14,417
Purchase price allocation of fair market value of options assumed	394

$11,456

     (10) A breakout of the detail is as follows (in thousands):

Recognition of in-process R&D charge	$(15,800)
Elimination of CyVera’s accumulated deficit	5,672
Estimate of costs to register Illumina shares issued	(50)

$(10,178)